EXHIBIT 99.1
NEWS RELEASE for August 14, 2007 AT 7:30 AM EDT

Contact:	William R. Abbott, Senior Vice President and Chief Financial Officer 949-420-1800
CARDIOGENESIS REPORTS SECOND QUARTER 2007 RESULTS
IRVINE, CA, August 14, 2007
Cardiogenesis Corporation (OTC: CGCP), a leading developer of surgical products and accessories used in angina-relieving procedures, today reported financial results for its second quarter ended June 30, 2007.
Sales in the second quarter of 2007 totaled $2,436,000, a decrease of approximately 45% as compared with $4,392,000 of sales in the prior year quarter. The lower revenue in the current year quarter is primarily attributable to a $1,146,000, or 38%, decline in disposable handpiece revenue, and an $849,000, or 79%, decline in capital sales as compared with the prior year quarter. During the second quarter of 2007 the company sold 1 laser and 512 handpieces as compared to 5 lasers and 798 handpieces during the second quarter of 2006.
Sales in the first six months of 2007 totaled $5,806,000, a decrease of approximately 37% from the $9,241,000 recorded in the first six months of 2006. The year to date decrease as compared with the prior year period is primarily attributable to a $1,991,000, or 32%, decline in disposable handpiece revenue and a $1,502,000, or 61%, decline in capital sales. For the first half of 2007, the company sold 6 lasers and 1,168 handpieces as compared to 11 lasers and 1,717 handpieces for the first half of 2006.
The company attributed the decrease in sales for both the second quarter and first half of 2007 primarily to turnover of its sales force. Approximately two-thirds of the sales force joined the company within the last 5 months which significantly impacted sales in both the second quarter and first half of 2007. Cardiogenesis President Richard P. Lanigan said, “During the second quarter we largely completed our sales force expansion effort, successfully recruiting, hiring and training several new sales professionals. At quarter end, we had 14 of the targeted 16 domestic territory manager positions filled. Our new sales professionals appear to be gaining traction in their respective territories and we are encouraged by the fact that during July, a normally slow time of year, we experienced the highest monthly handpiece volume since February.”
Gross margin was 78% of sales for the quarter ended June 30, 2007 as compared with an 81% gross margin realized in the second quarter of 2006. Gross profit in absolute dollars decreased by $1,656,000 to $1,905,000 for the current year quarter as compared with $3,561,000 for the 2006 second quarter. The decrease in gross margin resulted primarily from the replacement of key components on lasers being used at two international heart centers, at no charge to the customer, to facilitate the re-implementation of TMR programs at those centers. In addition, the company wrote off inventory previously located in Europe to support sales of PMC product. For the six months ended June 30, 2007, gross profit decreased to 80% of net revenues as compared to 81% of the net revenues for the six months ended June 30, 2006. Gross profit in absolute dollars decreased by $2,888,000 to $4,632,000 for the six months ended June 30, 2007, as compared to $7,520,000 for the six months ended June 30, 2006.
Research and development costs were $297,000 in the second quarter of 2007 as compared with $283,000 in the 2006 second quarter. Year to date, research and development expenses of $509,000 were $130,000 below the prior year period. The lower year to date R&D expenses are primarily due to research expenses for the TMR mechanism of action study included in the first half of 2006 that did not recur in the current year period.

Sales, general and administrative (“SG&A”) expense of $1,864,000 decreased $1,365,000, or 42%, for the quarter ended June 30, 2007 as compared with $3,229,000 in the prior year quarter. The decrease in SG&A expenditures during the current year quarter was primarily due to lower commission expense, which decreased approximately $524,000 as a result of the reduced sales level in the current year quarter and a $320,000 reduction in salary expense associated with personnel restructuring that occurred in the second half of 2006. In addition, our professional fees and rent expense decreased in the second quarter of 2007 as compared to the same period in the prior year. SG&A expenditures of $3,914,000 year to date were $2,701,000, or 41%, lower than the first six months of 2006. The decrease in SG&A expense resulted primarily from a revenue related reduction in commissions of approximately $1,100,000 and a $711,000 reduction in salary expense associated with personnel restructuring that occurred in 2006. In addition, our professional fees and rent expense decreased in the first half of 2007 as compared to the same period in the prior year.
Cardiogenesis reported a second quarter 2007 operating loss of $256,000 as compared with operating income of $49,000 in the prior year quarter. The net loss for the quarter was $255,000, or $0.01 per diluted share, as compared with a net loss of $152,000, or $0.00 per diluted share, in the 2006 second quarter.
Cardiogenesis reported a second quarter 2007 operating income of $209,000 as compared with operating income of $266,000 in the prior year quarter. The net income for the first six months of 2007 was $72,000, or $0.00 per diluted share, compared with a net loss of $699,000, or $0.02 per diluted share, for the first six months of 2006. The net income and net loss includes non-operating, non cash interest and other charges primarily resulting from the valuation of warrants and derivatives related to the company’s convertible debt financing completed in October 2004.
About Cardiogenesis Corporation
Cardiogenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that stimulate cardiac angiogenesis. The company’s market leading Holmium:YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR) to treat patients suffering from angina. Surgical products and accessories for the Cardiogenesis TMR procedure, which are marketed in the U.S. and around the world, have been shown to reduce angina and improve the quality of life in patients with coronary artery disease. Surgical products and accessories for the company’s minimally invasive Percutaneous Myocardial Channeling (PMC) procedure are currently being marketed in Europe and other international markets.
For more information on the company and its products, please visit the Cardiogenesis company website at http://www.cardiogenesis.com or the direct to patient website at http://www.heartofnewlife.com.
With the exception of historical information, the statements set forth above include forward-looking statements. Any forward-looking statements in this news release related to the company’s sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties, many of which are outside the company’s control, that could cause actual results to differ materially. Factors that could affect the accuracy of these forward-looking statements include, but are not limited to: any inability by the company to sustain profitable operations or obtain additional financing on favorable terms if and when needed; any failure to obtain required regulatory approvals; failure of the medical community to expand its acceptance of TMR or PMC procedures; possible adverse governmental rulings or regulations, including any FDA regulations or rulings; the company’s ability to comply with international and domestic regulatory requirements; possible adverse Medicare or other third-party reimbursement policies or adverse changes in those policies; any inability by the company to ship product on a timely basis; the company’s ability to manage its growth; adverse economic developments that could adversely affect the market for our products or our ability to raise needed financing; actions by our competitors; restrictions contained in our convertible debt obligations requiring the issuance of shares rather than repayment in cash; and the company’s ability to protect its intellectual property. Other factors that could cause Cardiogenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the company’s Annual Report on Form 10-KSB for the year ended December 31, 2006 and the company’s other recent SEC filings. The company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

CARDIOGENESIS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Net revenues	$2,436	$4,392	$5,806	$9,241
Cost of revenues	531	831	1,174	1,721

Gross profit	1,905	3,561	4,632	7,520

Operating expenses:
Research and development	297	283	509	639
Salaries and employee benefits	1,094	1,866	2,418	4,049
Sales, general and administrative	770	1,363	1,496	2,566

Total operating expenses	2,161	3,512	4,423	7,254

Operating income/(loss)	(256)	49	209	266
Other income (expense):
Interest expense	(18)	(545)	(49)	(672)
Interest income	37	36	65	89
Non-cash interest expense	(30)	(554)	(76)	(771)
Change in fair value of derivative	(76)	343	(190)	290
Other non-cash income	88	519	113	99

Total other income (expense), net	1	(201)	(137)	(965)

Net income/(loss)	(255)	(152)	72	(699)

Net income/(loss) per share:
Basic and diluted	$(0.01)	$—	$—	$(0.02)

Weighted average shares outstanding:
Basic and diluted	45,274	45,274	45,274	45,223

CARDIOGENESIS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands)
(unaudited)

June 30,
2007
ASSETS
Current assets:
Cash and cash equivalents	$2,611
Accounts receivable, net of allowance for doubtful accounts of $160	1,328
Inventories	2,450
Prepaids and other current assets	401

Total current assets	6,790
Property and equipment, net	466
Other assets, net	47

Total assets	$7,303

Current liabilities:
Accounts payable	$314
Accrued liabilities	1,576
Deferred revenue	1,366
Current portion of capital lease obligation	11
Secured convertible term note and related obligations, net of debt discount	528

Total current liabilities	3,795
Capital lease obligation, less current portion	26
Other long term liability	77

Total liabilities	3,898

Commitments and Contingencies
Shareholders’ equity:
Preferred stock:
no par value; 5,000 shares authorized; none issued and outstanding	—
Common stock:
no par value; 75,000 shares authorized; 45,274 shares issued and outstanding	173,446
Accumulated deficit	(170,041)

Total shareholders’ equity	3,405

Total liabilities and shareholders’ equity	$7,303